EXHIBIT 99

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              August 7, 2006
ROWAN OBTAINS  TWO-YEAR DRILLING CONTRACTS
FOR TWO OFFSHORE RIGS IN QATAR

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded term drilling contracts for two Class 116-C jack-up drilling rigs to begin operating offshore Qatar in late 2006 or early 2007.

Each contract is for a two-year term and contains an option for one additional year. Each rig is currently under contract in the Gulf of Mexico. The relocation of the two rigs to the Middle East will begin late in the third quarter and should be completed by the end of the year. Rowan estimates that revenues from the two contracts over the two-year term will be between $278 million and $293 million, depending upon when drilling operations begin.

Danny McNease, Chairman and Chief Executive Officer, commented, “We are pleased to expand our share of the growing Middle East drilling market. These term contracts offer revenues and earnings visibility that is not currently available in the Gulf of Mexico market and assist us in achieving our goal to geographically diversify our drilling fleet. Rowan will continue to aggressively pursue contracts throughout the world that provide the best opportunities for long-term returns.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and NYSE Arca. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.